Exhibit 10.3

Sears Hometown and Outlet Stores, Inc.
Director Compensation Policy
Revised Effective as of May 16, 2013

This is the Director Compensation Policy (this “Policy”) of Sears Hometown and Outlet Stores, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”). This Policy will remain in effect until amended, replaced, or rescinded by further action of the Board. The Company will pay the annual retainers and expense reimbursement described in this Policy automatically and without further action by the Board. Members of the Board are not entitled to receive any compensation for service on the Board other than as described in this Policy. As used in this Policy, “annual” means the period from and including May 16 of a year to and including May 15 of the following year.

A.	Annual Retainers

(1)	Amounts

(a)	Each non-employee director is eligible to receive an annual retainer of $100,000, paid in cash, for service on the Board.

(b)	A non-employee director serving as Chairman of the Board is eligible to receive an additional annual retainer of $30,000, paid in cash, for such service.

(c)	A non-employee director serving as Chair of the Audit Committee is eligible to receive an additional annual retainer of $20,000, paid in cash, for such service.

(d)
A non-employee director serving as Chair of the Compensation Committee or the Nominating and Corporate Governance Committee is eligible to receive an additional annual retainer of $10,000, paid in cash, for such service.

(2)
Payment Schedule. The Company will pay each annual retainer described in this Policy in four equal quarterly installments (each such amount an “Installment Amount”) in arrears for the quarterly periods ending August 15, November 15, February 15, and May 15 (each a “Quarter”). For each service that begins other than on the first day of a Quarter or ends other than on the last day of a Quarter, the Installment Amount for the Quarter in which the service begins or ends will be reduced and will equal the Installment Amount multiplied by a fraction the numerator of which will be the number of days of service during the Quarter and the denominator of which will be the total number of days during the Quarter. The Company will pay each Installment Amount within five business days following the end of the Quarter.

B.	Expense Reimbursement.

The Company will reimburse all directors, including directors who are employees of the Company, for all reasonable out-of-pocket expenses incurred by the directors in connection with their participation in the meetings of the Board and its committees. The Company will make all reimbursement payments within a reasonable amount of time following submission by the directors of reasonable written substantiation for the expenses.